EXHIBIT 23.2




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                         Consent of Independent Auditors



The Board of Directors
Tofutti Brands Inc.:

We consent to incorporation by reference in the Registration Statements (Nos. 33-72654, 333-48605 and 333-79567) on Form S-8 of Tofutti Brands Inc. of our report dated March 16, 1999, relating to the balance sheet of Tofutti Brands Inc. as of December 26, 1998, and the related statements of income, changes in stockholders' equity, and cash flows for the fifty-two week period then ended, which report appears in the January 1, 2000 annual report on Form 10-KSB of Tofutti Brands Inc.

/s/KPMG LLP

Short Hills, New Jersey
March 30, 2000